UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2020

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of principal executive offices, including zip code)

(530) 756-7077

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RKDA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

On May 14, 2020, Arcadia Biosciences, Inc. (the “Company”) entered into letter agreements (“Letter Agreements”) with existing accredited investors to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 1,392,345 shares of the Company’s common stock at an exercise price per share of $4.90 (the “Existing Warrants”).  The Existing Warrants were issued on June 14, 2018.  Pursuant to the Letter Agreements, the per share exercise price of the Existing Warrants was reduced from $9.94 to $4.90.

All 1,392,345 shares of common stock issuable upon exercise of the Existing Warrants are registered for resale pursuant to a registration statement on Form S-1 (File No. 333-229047). The gross proceeds to the Company from the Exercise are expected to be approximately $6.82 million, prior to deducting placement agent fees and estimated offering expenses.

In consideration for the immediate exercise of the Existing Warrants for cash, the exercising holders will receive new unregistered warrants to purchase up to an aggregate of 1,392,345 shares of common stock (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”). The New Warrants will have an exercise price of $4.775 per share, with an exercise period of five years from the date of issuance.

H.C. Wainwright & Co., LLC is acting as the exclusive placement agent for the Exercise and the issuance of the New Warrants.

The Company currently intends to use the net proceeds from the Exercise as working capital for general business purposes. The closing of the Exercise and the issuance of the New Warrants is expected to take place on or about May 18, 2020, and is subject to satisfaction of certain closing conditions.

Item 3.02. Unregistered Sales of Equity Securities

The information in Item 1.01 above is incorporated herein by reference. The New Warrants described in Item 1.01 above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the 1933 Act and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. The Company currently intends to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the New Warrants.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these New Warrants and the shares of common stock underlying the New Warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.
Date: May 14, 2020
By: /s/ Pamela Haley
Name: Pamela Haley
Title: Chief Financial Officer